SOFTWARE LICENSE AGREEMENT

     This agreement ("Agreement") is entered into as of March 31, 2001 ("Effective Date"), by and between Software Publishing Corporation, a Delaware corporation ("Licensor") and Serif (Europe) Limited, an English company ("Licensee").

                                    RECITALS

     WHEREAS, Licensor owns, develops and distributes the Software Products (as defined below) and Licensee owns, develops and distributes the HG Branded Products (as defined in clause 2.2 below); and

     WHEREAS, Licensee desires to acquire a license to use certain of Licensor's trademarks with respect to certain of the Licensee's software products and Licensor is willing to grant such rights to Licensee; and

     WHEREAS, Licensee desires to acquire the rights to develop and distribute the Software Products, and Licensor is willing to grant such rights to Licensee.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensor and Licensee hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     1.1  "European Territory" means Europe.

     1.2  "exploit" means to use, copy, package,  market,  distribute,  display,
          sell   and/or   sub-   license,   and  the  terms   "exploiting"   and
          "exploitation" shall be interpreted accordingly.

     1.3 "Intellectual Property Rights" means all patent, trademark, copyright, trade secret and other intellectual property rights recognized by law.

     1.4 "inventory" means components and packaging for the Software Products and HG Branded Products used by the Licensee at the date of this Agreement for sale of such products and stored at the Licensee's premises at the date of this Agreement.

     1.5 "Worldwide Territory" means anywhere in the world except the European Territory.

     1.6  "Royalty and Royalties" has the meaning set forth in Section 4 hereof.

     1.7  "Software  Products" means those software  products listed on Schedule
          1.5 hereto.

     1.8  "Territory"  means  collectively  the  Worldwide   Territory  and  the
          European Territory.

     1.9  "2001  Term"  means the period  from April 1, 2001  through  March 31,
          2002.

     1.10 "2002  Term"  means the period  from April 1, 2002  through  March 31,
          2003.

                                   ARTICLE II
                                GRANT OF LICENSES

     2.1 Software Licenses. Licensor grants Licensee, during the term of this Agreement or until terminated pursuant to Section 6.3.1, if earlier,
          (a) for the 2001 Term, an exclusive license to exploit the Software Products in the European Territory (the "European 2001 License"); (b) for the 2002 Term, a non-exclusive license to exploit the Software Products in the European Territory (the "European 2002 License"); and
          (c) for the 2001 Term and the 2002 Term, a non-exclusive license to exploit the Software Products in the Worldwide Territory (the "Worldwide License"; and together with the European 2001 License and European 2002 License, the "Software Licenses"). Each of the European 2002 License and the Worldwide License shall be automatically renewable (on a non-exclusive basis) for successive two year terms if there is and has been no failure on the part of Licensee to comply with all of the terms and conditions of this Agreement and, in each year of such respective license, with respect to the European 2002 License and the Worldwide License, not less than an aggregate of $25,000 in Royalties are paid to Licensor pursuant to such license.


     2.2 Trademark License. Licensor grants Licensee, during the term of this Agreement or until terminated pursuant to Section 6.3.3, if earlier, a non-exclusive, non- transferable license (the "Trademark License") to use the "Harvard Graphics" name and trademark (the "Trademark") in the Territory for the purpose of exploiting the products listed on
          Schedule 2.2 ("HG Branded Products") and subsequent modification thereof under the Trademark. Any use of the Trademark on products other than the HG Branded products must be approved by Licensor in writing in advance of such use. All such use of the Trademark must reference the Trademark as being owned by Licensor. Licensor retains the sole and exclusive right to own, hold, apply for registration of, and register, the Trademark, during the term of and after the termination or expiration of this Agreement. Licensee will neither take nor authorize any activity inconsistent with such right.

     2.3 Non-Competition. (a) The Licensor shall not during the 2001 Term in any country within the European Territory exploit, nor license any third party to exploit, the Software Products; provided, that if the Trademark License terminates prior to the expiration of the 2001 Term, this section 2.3 shall cease to have any force or effect; and

               (b) So long as the Software Licenses continue in effect, Licensor shall (i) not make any direct sale of Software Products in the Territory except pursuant to a strategic relationship established after the date of this Agreement with respect to the Software Products; and (ii) refer sales inquiries and reseller opportunities (except with respect to Microgistix) to Licensee and cooperate in the transfer of marketing and sales opportunities to Licensee, whether new or existing.

     2.4 Technology License. Licensor hereby grants Licensee a non-exclusive perpetual royalty-free license to use, in connection with the distribution of the products listed on Schedule 2.3, throughout the world any copyrighted material owned by Licensor which is currently incorporated into the existing software products listed on Schedule
          2.3 (the "Technology") and subsequent modification thereof. For purposes of this Agreement, such license shall be referred to as the "Technology License".

     2.5 Websites. Licensee shall have the exclusive right to operate the following websites of Licensor, subject to Licensor's reasonable approval (such approval not to be unreasonably withheld or delayed) of any content not directed to marketing and selling Software Products and/or HG Branded Products or which could create liability to Licensor or its affiliates:

                    www.harvardgraphics.com

     2.6 Limitations. Licensee acknowledges that the Software Products and the Trademark, and all Intellectual Property Rights related thereto, whether affixed or applied to Serif products or otherwise, are the property of Licensor and Licensee has no rights in the foregoing except to the extent expressly granted by this Agreement.

     2.7 Consents. Any license granted hereby that requires the consent or approval of a third party is made subject to such consent or approval being obtained if such consent or approval has not been obtained. Licensor shall use its reasonable best efforts to obtain any such consent or approval after the date hereof until such time as such consent or approval has been obtained. Licensor shall cooperate with Licensee to provide that, subject to Section 3.4, Licensee shall receive Licensor's interest in the benefits provided by such third party, provided that Licensee shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit; provided, that nothing hereunder shall be deemed to be an assignment of any agreement giving rise to such benefits.

     2.8 Compliance with Licensor Agreement. Licensee acknowledges that is has reviewed the terms of that certain Consent Agreement (the "Harvard University Agreement"), dated as of June 29, 1989, between Harvard University and Licensor. During the term of the Trademark License, Licensor shall comply with all of Licensor's restrictions and obligations under the Harvard University Agreement with respect to Licensee's exploitation of the Trademark.

                                   ARTICLE III
                                    SOFTWARE

     3.1 Software. Licensor licenses the Software Products "as is" and "where is." Licensor shall not be obligated to provide any technical assistance or customer support.

     3.2 Delivery. Licensee acknowledges that Licensor has no obligation to deliver additional source code for the Software Products. Licensee further acknowledges that it is in possession of existing inventory of the Software Products. Such inventory may be sold by Licensee, provided that Licensor shall retain title to such inventory until the sale of any such inventory by Licensee, upon which event title to the proceeds from the sale of such units of inventory as shall have been sold shall vest in Licensor and remain Licensor's property until the cost of such sold inventory to Licensor and all Royalties payable hereunder are accounted for and paid by Licensee to Licensor. Attached hereto as Schedule 3.2 is a list of such inventory and the cost thereof to Licensor. To the extent that any of the inventory is determined by Licensor to be unsaleable, Licensor and Licensee will either cooperate in good faith in disposing of such unsaleable inventory or (i) at Licensor's request, such unsaleable inventory shall be returned to Licensor at Licensor's cost or (ii) at Licensee's request, the Licensor shall within 21 days of such request either collect or dispose of any such inventory.

     3.3 Modification. During the 2001 Term, Licensee shall have the non-exclusive right to amend the source code and/or object code of the Harvard Graphics products that are part of the Software Products; provided that any such amendments do not interfere with the operability of any Harvard Graphics products. Licensee shall not include any third party technology which incur royalties to or require license agreements with third parties without the consent of the Licensor. Licensor shall have a perpetual royalty-free license to market, sell and use any such amendments and, upon request of Licensor, Licensee shall deliver to Licensor the source and object codes related to any and all such amendments. In any event, and whether or not requested by Licensor, Licensee shall deliver such amendments, if any, to Licensee no less often than quarterly. Licensee shall at all times keep Licensor fully informed as to any and all such amendments made and in the process of being made.

     3.4 Expenses. (a) Licensee shall be responsible for and shall pay any and all expenses and/or license fees currently due and owing or payable to third party licensors with respect to the HG Branded Products (including royalties payable to third parties for embedded technology) and shall, in respect of any third party technology that it wishes to incorporate into the HG Branded Products pay any and all expenses payable to any such third parties in respect of such incorporation.

               (b) Licensor shall be responsible for and shall pay any and all expenses and/or license fees currently due and owing or payable to existing third party licensors in respect of the Software Products (including royalties payable to existing third parties for embedded technology but not with respect to Serif products).

     3.5 Technical Support. Licensee shall provide technical support to all users of the Software Products at the expense of the Licensee.

     3.6 Microgistix. Licensee shall treat Microgistix no less favorably than any other reseller of the Software Products.

                                   ARTICLE IV
                           ROYALTY & PAYMENT PROCEDURE

     4.1 Royalties. (a) In consideration for the licenses granted herein, Licensee shall pay Licensor in U.S. Dollars a royalty ("Royalty" or "Royalties"), payable within 30 days after the end of each calendar quarter with respect to such quarter commencing with the quarter ending June 30, 2001, as follows: (i) with respect to Software Products, 12.5% of Net Receipts; and (ii) with respect to any HG Branded Products by 3% of Net Receipts. Notwithstanding the foregoing, Licensor shall be entitled to 100% of the Net Receipts in connection with the OEM contract between Licensee and Microgistix. For purposes hereof, Net Receipts shall mean the amounts received by Licensee in connection with the sale, licensing or other commercial exploitation of the Software Products, including any amendments or improvements thereto, or HG Branded Products, as applicable, less (1) any refunds, credits, discounts, allowances, rebates, returns and adjustments consistent with normal business practices and (2) federal, state, foreign or other taxes or tariffs imposed on the Software Products or HG Branded Products, as applicable (not including any tax based on Licensee's net income) and (3) any set-off, deduction or withholding which the Licensee is required by law to set-off, deduct or withhold on behalf of taxing authorities with respect to payments to Licensor.

          (b) Together with each Royalty payment, Licensee shall deliver a report setting forth the Software Products and HG Branded Products shipped, sold and licensed, during the quarter to which the Royalty payment relates. Such report shall set forth in detail all information reasonably necessary to compute Net Receipts and Royalties due to Licensor relating to such quarter. In the event a Royalty payment is not received on its due date, such late payment shall accrue interest at a rate equal to the lesser of (a) 12% per annum or (b) the maximum rate permitted by law.

     4.2 Books and Records. Licensee agrees to maintain adequate books and records relating to the production and distribution of the Software Products and the HG Branded Products, and the receipt of payment with respect thereto, which books shall be maintained in sufficient detail to enable Royalties due hereunder to be calculated.

     4.3 Audit. Licensee agrees that Licensor or an accountant or other representative ("Auditor") acting on Licensor's behalf and at Licensor's expense may audit the books and records of Licensee which relate to the Software Products or the HG

          Branded Products and the quantity distributed or supplied pursuant to this Agreement for the purposes of determining the accuracy of Licensee's reports to Licensor. Licensor will provide to Licensee a copy of the Auditor's written report within thirty days after the audit is completed. Copies of all notes and work product shall remain confidential pursuant to Section 7 of this Agreement. Audits shall not occur more than twice per year and shall take place during normal business hours, upon prior written notice, in such manner so as not to unreasonably interfere with Licensee's business activities. If it is established by the Auditor that there has been an underpayment to Licensor of 7.5% or more of total Royalties due as at the date of the audit's completion, Licensee shall pay Licensor all costs of such audit, together with all unpaid Royalties.


                                    ARTICLE V
                REPRESENTATIONS, WARRANTIES AND INDEMNIFICATIONS

     5.1  WARRANTY DISCLAIMER.

          5.1.1 THE SOFTWARE PRODUCTS ARE PROVIDED AND LICENSED "AS IS" AND THERE ARE NO WARRANTIES, REPRESENTATIONS, OR CONDITIONS, EXPRESSED OR IMPLIED, WRITTEN OR ORAL, ARISING BY STATUTE, OPERATION OF LAW, COURSE OF DEALINGS, USAGE OF TRADE OR OTHERWISE, REGARDING THEM, OR ANY OTHER PRODUCT OR SERVICE PROVIDED HEREUNDER OR IN CONNECTION HEREWITH BY LICENSOR.
                 LICENSOR DISCLAIMS ANY IMPLIED WARRANTY OR CONDITION OF MERCHANTABLE QUALITY, SATISFACTORY QUALITY, MERCHANTABILITY,
                 DURABILITY, OR FITNESS FOR A PARTICULAR PURPOSE. NO REPRESENTATION OR OTHER AFFIRMATION OF FACT, INCLUDING BUT NOT LIMITED TO STATEMENTS REGARDING PERFORMANCE OR CONDITION OF THE SOFTWARE PRODUCTS, WHICH IS NOT CONTAINED IN THIS AGREEMENT, SHALL BE DEEMED TO BE A WARRANTY, CONDITION OR REPRESENTATION BY LICENSOR.

          5.1.2  LICENSEE  NOT  TO  BIND.  LICENSEE   WILL  GIVE  AND  MAKE   NO
                 WARRANTIES OR REPRESENTATIONS ON BEHALF OF LICENSOR AS TO QUALITY, MERCHANTABLE QUALITY, SATISFACTORY QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY OTHER FEATURES OF THE SOFTWARE PRODUCTS AND LICENSEE SHALL NOT INCUR ANY LIABILITIES, OBLIGATIONS OR COMMITMENTS ON BEHALF OF LICENSOR.

     5.2  Compliance with Laws. Licensee shall comply with all laws, rules,
          regulations   and   industry   standards,    including,   without
          limitation,  export restrictions and prohibitions,
          existing with respect to its use, marketing and distribution of the Software Products and HG Branded Products and the performance by Licensee of its obligations hereunder in the jurisdictions where Licensee carries on activities under this Agreement and where the Software Products and HG Branded Products are distributed from time to time. For each country in which Licensee intends to distribute the Software Products or HG Branded Products, Licensee shall, at its own expense, obtain and arrange for all government approvals, consents, licenses, authorizations, declarations, filings, and registrations as may be necessary or advisable for the distribution of the Software Products and HG Branded Products according to the terms and conditions of this Agreement, including but not limited to foreign exchange
          approvals,   import  licenses,  fair  trade  approvals,   and  customs
          clearance.

     5.3 Intellectual Property Protection. Licensee will give Licensor prompt written notice of any such third party claim and fully cooperate with Licensor in the defense of such claim. In the event that Licensee becomes aware that a third party is potentially infringing on Licensor's Intellectual Property Rights licensed to Licensee hereunder, Licensee shall promptly notify Licensor thereof in writing. Licensor shall, to the extent it deems advisable, prosecute such infringement.

     5.4 Indemnification. Licensor will indemnify Licensee against any and all claims, demands, actions, costs (including all reasonable attorney's fees and expenses), awards, damages and any other losses and/or liabilities suffered by the Licensee and arising from or due to:

          5.4.1 any third party claims that the Software Products or the Trademark infringe the Intellectual Property Rights of such third party; and

          5.4.2 any claims by any customers of the Software Products and/or Technology under any of the Licensor's end-user licenses.

                                   ARTICLE VI
                                   TERMINATION

     6.1 Immediate Termination. A party may immediately terminate this Agreement and all the licenses granted hereunder if the other party is declared bankrupt; makes a general assignment for the benefit of creditors; or suffers or permits the appointment of a receiver, provided such action is not dismissed within thirty days.

     6.2 Material Breach. Either party may terminate this Agreement and all the licenses granted hereunder upon ten days written notice for breach of the terms of this Agreement unless such breach is cured within such ten days. In addition, Licensor may terminate this Agreement for non-payment of Royalties as provided hereunder unless Licensee cures such non-payment within five days of notice of non-payment.

     6.3  Licensor's Right to Terminate.

          6.3.1 Licensor shall have the right to terminate the Software Licenses granted hereunder and the rights granted pursuant to Sections 2.2, 2.3, 2.4 and 3.3, upon payment of a $75,000 termination fee to Licensee, (i) during the 2001 Term and 2002 Term, if either Vizacom Inc., the parent corporation of Licensor, or Licensor enters into a strategic relationship with respect to the Harvard Graphics products that are part of the Software Products, and (ii) at any time after the 2002 Term for any reason, in each case such termination to be effective sixty days after written notice thereof to Licensee.

          6.3.2 In the event aggregate Royalties do not exceed $25,000 under this Agreement during the 2001 Term, the 2002 Term or any succeeding twelve month period, the Licensor may terminate this Agreement without any liability or payment.

          6.3.3 Licensor shall have the right to terminate the Trademark License granted hereunder for any reason (i) during the 2001 Term or 2002 Term, upon payment of a $45,000 termination fee to Licensee, and (ii) after the 2002 Term, without payment of a termination fee, such termination to be effective sixty days after written notice thereof to Licensee.

     6.4  Effect of Termination.

          6.4.1 In the event of any termination, Licensee shall pay to Licensor immediately all Royalties due up through the termination date.

          6.4.2  Replication  of  Software Products shall immediately cease upon termination of the Software License. Notwithstanding the foregoing, Licensee shall have the right to distribute any remaining inventory of Software Products for a period of three months after termination of the Software License, except that Licensee shall have the right to distribute any remaining inventory and continue to perform for the remainder of the term of existing OEM contracts, which shall have a maximum full term of no more than two years, in effect at the time of termination; provided that Licensee continues to pay Royalties to Licensor.

          6.4.3 Replication of HG Branded Products shall immediately cease upon termination of the Trademark License. Notwithstanding the foregoing, Licensee shall have the right to distribute any remaining inventory of such products for a period of three months after such termination, except that Licensee shall have the right to distribute any remaining inventory and continue to perform for the remainder of the term of existing OEM contracts, which shall have a maximum full term of no more than two years, in effect at the time of termination; provided that Licensee continues to pay Royalties to Licensor.

                                   ARTICLE VII
                                 CONFIDENTIALITY

     7.1 Definition. Confidential Information means (a) information received by either party relating to this Agreement; (b) information disclosing any of the business practices of either party, as applicable, including without limitation, Licensor's or Licensee's pricing and marketing practices, revenue information and relationships with licensors, authorized resellers, or customers; (c) specifications or other technical information about or concerning the Software Products or business models; (d) information designated by either party as confidential in writing or, if disclosed orally, identified as confidential at the time of disclosure; and (e) the terms and conditions of this Agreement, but not the existence of this Agreement. It does not include information, technical data, or know-how which is
          (w) already published or available to the public other than by a breach of this Agreement; (x) rightfully received from a third party not in breach of any obligation of confidentiality; (y) independently developed by personnel or agents of the receiving party without access to the Confidential Information of the other party; or (z) produced in compliance with applicable law or a court order, provided that the receiving party first gives the disclosing party reasonable notice of such law or order, provides reasonable cooperation to the disclosing party in its efforts to lawfully limit disclosure, and gives the disclosing party opportunity to defend and/or attempt to limit such production.

     7.2 Confidentiality. During the term of this Agreement and thereafter, each party shall safeguard and keep confidential the other party's Confidential Information and will not, without prior written consent, disclose the other party's Confidential Information, in whole or in part, except as authorized in writing. Each party agrees to protect the Confidential Information as it would its own information of a like nature against unauthorized use, dissemination, or publication. No use of the Confidential Information is permitted except as authorized by the disclosing party and provided herein. Confidential Information may only be disclosed to agents or employees of the receiving party who need to know such information and in those instances only to the extent justified by that need.

     7.3 Return. Upon termination of this Agreement and request of the disclosing party, the receiving party shall return all copies of the other party's Confidential Information to the other party or certify in writing that all copies of the Confidential Information have been destroyed. A party may return Confidential Information, or any part thereof, to the other party at any time. The obligations of this
          Section 7 will survive any return or destruction of the Confidential Information.

                                  ARTICLE VIII
                            ADMINISTRATIVE PROVISIONS

     8.1 Entire Agreement. This Agreement represents the final, complete and exclusive agreement between the parties concerning the matters contemplated hereby. Any amendments or modifications to this Agreement must be in writing and signed by both parties to this Agreement.

     8.2 Counterparts. This Agreement may be executed in counterparts, and a facsimile copy of this Agreement signed by Licensee, transmitted to Licensor, and countersigned by Licensor shall constitute a binding Agreement.

     8.3 Severability; Waiver. This Agreement is severable and the invalidity of any term or condition shall not affect the validity of any other term or condition. Any delay or failure to enforce a provision of this Agreement shall not be deemed to constitute a waiver of the same.

     8.4 Governing Law; Arbitration. This Agreement shall be governed by the laws of the United States and the State of New York (without regard to its principles of conflicts of laws) and any legal action brought pursuant to this Agreement shall be brought in the state or federal courts located in the Southern District of New York. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any state or federal court within the State of New York, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, and agrees that process may be served upon them anywhere in the world.

     8.5 Force Majure. Notwithstanding any provisions in this Agreement to the contrary, neither party shall be liable to the other, nor shall any breach of this Agreement occur, by reason of any delay or loss reasonably incurred by Acts of God, fire, natural disaster, governmental order, material shortages, war, riot, work stoppage or strike.

     8.6 Independent Contractors. The parties hereto shall for all purposes be deemed to be independent contractors. Nothing in this Agreement shall be construed as making either Licensor or Licensee the agent of, or in joint venture with, the other party.

     8.7 Assignment. Neither party may assign this Agreement without the express written consent of the other party, except that no consent shall be required in the event of a merger, consolidation or sale of all or substantially all of the assets of either party. A change in control of Licensee shall be deemed an assignment for purposes hereof. The provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto, their successors or assigns.

     8.8 Notices. All notices shall be in writing and either mailed or sent by facsimile or nationally recognized overnight courier to the parties at the addresses noted below to the attention of the appropriate persons. Notices may also be sent by confirmed delivery of electronic mail when the electronic mail addresses are known. All Royalty reports and payments will be sent to Licensor at the address set forth below. Either party may change the address for notices by giving notice to the other party as provided herein.

          If sent to Licensor:                    If sent to Licensee:
          Software Publishing Corporation         Serif (Europe) Limited
          c/o Vizacom Inc.                        Unit 12
          90 John Street                          Wilford Industrial Estate
          New York, NY  10038                     Nottingham, NG11 7EP
          Attn: Accounting Department             Attn: Financial Director
          Fax: 212-619-0054                       Fax: 0115 914 2020

          With a copy to:                         With a copy to:
          Neil M. Kaufman, Esq.                   Austin Moore, Esq
          Kaufman & Moomjian, LLC                 Gateley Wareing
          50 Charles Lindbergh Blvd.              Cumberland House
          Mitchel Field, NY  11553                35 Park Row, Nottingham
          Fax: 516-222-5110                       NG1 6EE
                                                  Fax: 0115 988 6135

     8.9  The  provisions  of Articles  IV, V, VII and clauses 6.4, 8.4 and this
          8.9 shall survive termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the Effective Date.


SERIF (EUROPE) LIMITED               SOFTWARE PUBLISHING CORPORATION



By: /s/ Gary Bates                   By:  /s/ Vincent DiSpigno
   --------------------------            ---------------------------
   Name:  Gary Bates                     Name:   Vincent DiSpigno
   Title: Director                       Title:  President